Investor Relations and Strategic Communications

Contract for Investor Relations Services

Client: Petrosonic Energy Inc.

Petrosonic Energy Inc

Suite 204-205 9 Ave SE

Calgary, AB, T2G 0R3

Canada

January 1, 2013

This agreement, dated January 1st, 2013, is made By and Between Ormont Investor Relations and Strategic Communications, whose address is 1200 Westlake Avenue North, Suite 1006, Seattle, WA 98109, referred to as “Ormont” or Consultant”, AND Petrosonic Energy Inc. whose address is Suite 204-205 9 Ave SE, Calgary, AB, T2GOR3, Canada, referred to as “Petrosonic” “the Company” or “Company”.

Petrosonic is a publicly traded Company currently listed on the OTC Bulletin Board under the ticker symbol PSON. Petrosonic desires to increase exposure to individual and institutional investors for the purpose of raising general awareness of the Company among this audience and increasing its investor following and for the purpose of facilitating one or more possible financings.

Ormont is a consulting and executive management support services firm with a practice in investor relations and strategic communications. Ormont provides a range of related services and support.

1. Consulting Services. The Company hereby employs the Consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: Ormont will work with Petrosonic management to help the Company develop and execute an effective investor outreach and communications strategy. Ormont will represent Petrosonic on an ongoing basis (see Term) with the aim of establishing a broadly-based, active and loyal investor following for Petrosonic and helping to ensure that the Company’s shares are actively traded.

Investor Relations and Strategic Communications

Ormont will help develop and deliver communications to:

-	Buy side (institutional) investors and analysts
-	Sell side (retail and institutional) investors and analysts
-	Business and Financial media
-	Science, technology and/or trade media (as appropriate)

Ormont will advise and assist with all forms of investor communications and interactions subject to the direction and oversight of the Company’s management. These will include both direct communications with investors (meetings, presentations, conferences, conference calls, webcasts) as well as communications through broader channels such as financial and business media, the Company’s website or the Company’s public announcements.

Ormont will develop and maintain investor lists and an investor database and actively target investors who are well suited to Petrosonic’s business profile and stage of development and who we believe may have an interest in becoming long-term followers of the Company.

Ormont can handle all incoming investor inquiries and respond promptly to inquiries and requests for information. Ormont will also coordinate follow up from investor meetings, calls or conferences to include correspondence and/or mailings. Ormont plans to work closely with the Company’s management in developing communications materials aimed at the financial community to include presentations, press releases, corporate summaries, annual reports and the like.

Ormont will also identify, qualify and secure opportunities for the Company to present to investors including conferences, group meetings, one-on-one meetings with qualified investors and roadshows (financing and non-deal).

Ormont will manage the logistics for distribution of news announcements and press releases and will coordinate dissemination of news releases through third party services to ensure broad, distribution to a well-targeted audience in a timely fashion, and we will coordinate access to management by financial and business media following press releases, events or Company announcements.

Ormont will help plan and arrange shareholder and investor events for the Company, including financing and non-deal roadshows, analyst days, conference calls and annual meetings.

Investor Relations and Strategic Communications

Ormont principals and/or associates can be made available on a limited basis on-site or to travel subject to availability (See Fees and Expenses below) or on a fee per person per day basis to provide support for roadshow activities, conferences and investor meetings.

2. Term. The Term of this contract is for one year beginning on January 1 2013 and ending on December 31 2013.

3. Fees and Expenses. Billing and Payment Terms. Ormont’s fees will be billed, earned and received from Petrosonic on a monthly basis as of the 1st of each month, beginning on January 1, 2012 (and no later than ten business days from the receipt of an invoice see Payment Terms below). Petrosonic will pay Ormont’s fee as a combination of cash payments and shares of common stock as enumerated below.

Fee Structure. The parties agree that upon execution of this contract, Petrosonic will compensate Ormont according to the Fee Structure. Under the Fee Structure, on the 1st of each month, beginning with the date of this contract. Petrosonic will pay to Ormont, or its designee(s), $8,000 plus 22,500 shares of common stock which shall be exempt from the company’s Repurchase Right (see “Repurchase Right”).

Equity Compensation, Vesting and Repurchase Right

Upon the execution of this agreement, the Company will issue to Consultant 270,000 shares of Petrosonic common stock (PSON).

Beginning 90 days from the date of this agreement, the Company will have a conditional right to repurchase (the “Repurchase Right”) from the Consultant the lesser of 202,500 shares of common stock or the remaining unvested portion of the Common stock, for total aggregate consideration of $1.00 (One dollar US).

The Company may only exercise the Repurchase Right if it terminates the contract.

The number of shares subject to the Repurchase Right will decline monthly at the rate of 22,500 shares/month, as long as the contract has not been terminate until at the end of the one year term no shares remain subject to the Repurchase Right. .

Termination of the contract by Petrosonic will constitute exercise of the Repurchase Right by the Company. The number of shares subject to the Repurchase Right will be calculated consistent with all other fees as described under the section herein entitled Notice Requirement.

Fees for On-site Meetings. The scope of this fee agreement will include Ormont staff accompanying the Company on roadshow’s or at in person meetings for up to five days during the term of the agreement, and subject to staff availability. Petrosonic will reimburse consultant for approved travel and lodging expense (as below).

Investor Relations and Strategic Communications

Expenses. Petrosonic will promptly reimburse Ormont for expenses incurred through activities directly related to Petrosonic. Expenses would include travel, printing, some telephone charges, postage and other such out of pocket expenses. Such expenses are subject to prior approval by Petrosonic management and will be recorded and reported to the Company by Consultant in a form acceptable to the Company.

Related third party services. Company and Consultant agree that any third parties for related services including but not limited to services such as newswire distribution services for press releases, conference call hosting, or hosting of the Investor Relations section of the Company’s website, will be engaged and compensated directly by the Company.

4. Cancellation and Notice Requirements. Following an initial two-month period (during which the contract may not be cancelled), the contract may be cancelled by either party with 30 days notice (the Notice Requirement) to be provided to the other party in writing and at the address recorded herein.

Notice Requirement. The parties agree that each will provide a minimum of 30 days written notice to either cancel or modify the contract. The contract will be deemed to have been cancelled or modified at the end of the billing period for the month following the month in which notice was given by either party. Termination of the contract will automatically trigger the Company’s Repurchase Right with respect to the Shares of common stock. The Repurchase Right will apply to the unvested balance remaining at the end of the billing period for the month following the month in which notice was given by either party.

5. Independent Contractor. Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the Consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

6. Confidential Information. The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the Company will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations.

Investor Relations and Strategic Communications

7. Employment of Others. The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company but in no event shall the Consultant employ others without the prior authorization of the Company.

8. Jurisdiction. The validity of this agreement shall be determined in accordance with the internal laws of the State of California. In the case of any disputes outside of the United States of America, disputes under this Agreement shall be settled by binding arbitration under the rules of the ICC, with all proceedings and writings to be in the English language.

9. Communications. Any and all notices, requests, demands or other communications hereunder shall be in writing, and deemed given and received if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested to each of the parties hereto at the addresses hereinabove first written or such other addresses as may from time to time be designated by any of them in writing.

Investor Relations and Strategic Communications

Signatures. Both the Company and the Consultant agree to the above contract.

Petrosonic, Inc.
Name:	Art Agolli
Title:	CEO
Signature:	/s/ Art Agolli
Date:	02/01/2013 (European)

Ormont Investor Relations and Strategic Communications:

Name:	John McFarland
Title:	Managing Partner
Signature:	/s/ John McFarland
Date:	01/03/2013 (U.S.)

ASSIGNMENT AND ASSUMPTION OF SERVICES AGREEMENT

This Assignment and Assumption of Services Agreement (“Agreement”) is made as of February 26, 2013 (the “Effective Date”), by and among PETROSONIC ENERGY, INC., a Nevada corporation (“Company”), ORMONT INVESTOR RELATIONS AND STATEGIC COMMUNICATIONS, LLC (“Assignor”), a limited liability company, and LOMA MANAGEMENT PARTNERS INC. (“Assignee”), with reference to the following facts:

A.          Assignor, as the service provider, and the Company (as client) entered into a Contract for Investor Relations Services on January 1, 2013, a copy of which is attached hereto as Exhibit A (the “Services Contract”).

B.          The parties desire to make an arrangement whereby the Assignee takes over and assumes all rights and obligations under the Services Contract from the Assignor.

C.          As of the date of this Agreement, the Company has made payment of the monthly cash fees for the months of January and February 2013 and reimbursement of certain expenses invoiced by Ormont and approved by the Company but has not issued any of the shares of Company common stock.

D.          The Company desires to consent to this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.          Incorporation of Recitals; Definitions. The above recitals are true and correct and are incorporated herein as if set forth in full. All capitalized terms used in this Agreement, but not defined herein, shall have the same meaning as ascribed to such terms in the Services Contract.

2.          Assignment. In consideration for the obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns and transfers to Assignee, effective as of the Effective Date, all of Assignor’s rights, title and interest, whether now existing or hereafter arising, in and to the Services Contract. For sake of clarity, this clause includes but is not limited to the right to receive 270,000 shares of Company common stock, subject to a right to repurchase by the Company as set forth in Section 3 of the Services Contract.

3.          Assumption of Obligations. Assignee hereby agrees to and accepts the assignment of Assignor’s rights under the Services Contract, and expressly assumes and agrees to keep and perform, effective on and after the Effective Date, all of the terms, conditions, and obligations required to be kept and performed by Assignor under the Services Contract. On and after the Effective Date, all references in the Services Contract to “Ormont” or “Consultant” shall refer to Assignee.

4.          Novation; Effective Date. For clarity, the Assignor hereby novates to the Assignee all of its rights and obligations under the Services Agreement as of the Effective Date of this Agreement, and the Assignee hereby accepts and takes over all of the Assignor’s rights and obligations and agrees to be substituted as the Consultant under the Services Agreement on such date.

5.          Release. In exchange for the Assignee’s commitment above, the Company hereby releases and discharges the Assignor from all of its obligations under the Services Agreement as of the Effective Date. Notwithstanding the above and anything to the contrary in this Agreement, nothing in this Agreement shall affect or prejudice any claim or demand which either the Company or the Assignee may have against the other relating to matters arising before the Effective Date.

6.          Indemnification. Assignee agrees to indemnify, defend and hold Assignor and its shareholders, managers, directors, officers, employees, agents and affiliates harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees), actions or causes of action arising out of or relating to any liabilities or obligations arising under the Services Contract which may accrue and/or is attributable to the period on or after the Effective Date.

7.          Successors. The provisions of this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

8.          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute a single, binding, enforceable instrument. Delivery of a signed counterpart by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

9.          Governing Law. This Agreement shall be governed under the laws of the State of California.

10.        Headings. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner expand, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

11.        Entire Agreement. Except to the extent the Services Contract is modified by this Agreement, the remaining terms and conditions of the Services Contract shall remain unmodified and shall be in full force and effect. In the event of conflict between the terms and conditions of the Services Contract and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail. This Agreement, together with the Services Contract, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all agreements or understandings, whether written or oral, between the parties with respect to such subject matter.

12.        Amendments. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties hereto.

13.        Waivers. All waivers hereunder shall be in writing. The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASSIGNOR:

ORMONT INVESTOR RELATIONS AND
STATEGIC COMMUNICATIONS, LLC

By:	/s/ John McFarland
John McFarland, Managing Partner

ASSIGNEE:

LOMA MANAGEMENT PARTNERS INC.

By:	/s/ John McFarland

Name:	John McFarland

Title:	Managing Partner

COMPANY:

PETROSONIC ENERGY, INC.
a Nevada corporation

By:	/s/ Richard Raisig
Richard Raisig
Chief Financial Officer

EXHIBIT A

Services Contract